Exhibit 21.1

Art’s-Way Manufacturing Co., Inc. and Subsidiaries

As of November 30, 2025

Company	Jurisdiction of Formation

Art’s-Way Scientific, Inc.	Iowa

All Art’s-Way Manufacturing Co., Inc. subsidiaries are wholly owned.